EXHIBIT 99.1

microHelix Announces Year End Financial Results

For Immediate Release

Contact:	Terry Rixford
Chief Financial Officer
microHelix, Inc.
(503) 968-1600

RCG Capital Markets Group, Inc. (480) 675-0400
Retail: Robert Blum, David Bernstein
Analysts / Institutional: Joe Dorame
Media: Jeff Stanlis

(February 27, 2002) — PORTLAND, Oregon — microHelix, Inc. (Nasdaq: MHLX), a developer and supplier of technologically advanced, customized interconnect systems to the medical device industry, today announced financial results for the fiscal year ended December 31, 2001.

For the year, the company reported revenue of $6.22 million compared to $4.26 million reported for fiscal year ended December 31, 2000, a 46% increase. The company reported a net loss of $3.05 million, or $1.82 per share, compared to a net loss of $2.07 million, or $1.55 per share for fiscal 2000. Sales of wire and cable products increased to 88% of sales, or $5.46 million, compared to 77% of sales, or $3.30 million, last year. The percentage of sales generated from government contracts for fiscal year 2001 was 12% down from 23% in the previous year. The company expects that sales from government contracts will continue to decrease as a percentage of overall sales. For the three months ended December 31, 2001, the company reported revenue of $1.48 million compared to $1.47 million for the comparable period in 2000. For the three months ended December 31, 2001, the company reported a net loss of $1.75 million, or $.63 per share compared to a net loss of $.53 million, or $.38 per share for the comparable period in 2000.

Although total sales increased only slightly in the fourth quarter of fiscal 2001, sales in the wire and cable business increased by 25% over the same quarter in fiscal 2000, offsetting the significant decline in government contract sales. The company’s fourth quarter financial results were adversely affected by negative gross profit, increased expenses resulting from an expansion of the company’s sales force and increased interest expense. The negative gross profit was caused by three factors: first, an increase in the provision for inventory reserves due to the reduced demand in the ultrasound market; second, work performed on a major long term development contract on a cost reimbursement basis; and third, the company has ramped up manufacturing operations in the Portland facility to meet anticipated demand from new markets. Interest expense in the fourth quarter includes costs associated with bridge loan financing and loan fees attributable to the completion of the company’s initial public offering and the prepayment of certain loans.

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microHelix Financial Results
2/26/02

Dick Sass, President of microHelix, commented, “I am pleased with our 66% sales growth in the wire and cable business and obviously, I am disappointed in the loss for the fourth quarter. I believe that we are entering this year with a stronger management team and a strengthened balance sheet. With the public offering behind us, we will continue to build the infrastructure of the company, particularly in the engineering, manufacturing and systems areas. Although economic conditions continue to be uncertain, I am encouraged by the opportunities that I see in both the minimally invasive and implantable markets.”

Terry Rixford, Chief Financial Officer of microHelix, stated, “The company has never been in a stronger financial position with cash of $7.4 million at year end and the addition of the recently announced new credit facility of $2.75 million. As Dick mentioned, we are making a concerted effort to improve our systems as we complete the important transition from a private to a public company.”

For fiscal 2002, the company’s goal is to achieve revenue growth of 30% from existing operations. Additionally, the company is committed to identifying and pursuing appropriate acquisition candidates as part of its market development strategy. To assist in achieving its strategic objectives for 2002 the company has retained Needham & Company, Inc. as an adviser on potential acquisitions. The company cautioned that its ability to achieve these objectives is subject to the risks and uncertainties specifically set forth in its annual and quarterly reports filed with the Securities and Exchange Commission.

Management will discuss these financial results in a conference call at 4:30 p.m. EST today. Interested parties may access the call by dialing (800) 231-9012 or by accessing the web cast at http://investor.microhelix.com/medialist.cfm. A replay of the call will be available at (719) 457-0820 for 7 days following the call, confirmation code 489710, and the web cast can be accessed at www.rcgonline.com for 30 days.

microHelix, Inc. is a leading manufacturer of sophisticated interconnect cabling systems designed for the minimally invasive and fully-implantable medical device markets. microHelix’s interconnect systems are designed into devices manufactured by OEM customers and are used in applications such as electrophysiology cardiac mapping and left ventricular assist devices. microHelix has a distinct technological competitive advantage protected by seven approved U.S. patents and 11 pending patents covering proprietary microminiature methods of manufacturing electronic interconnect systems and related technology.

Statements in this press release other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the company’s actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the company’s products, general economic conditions, and such other risks and factors as are described from time to time in the company’s Securities and Exchange Commission filings. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

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microHelix, Inc.
Consolidated Balance Sheets
(in thousands)

	12/31/00	12/31/01

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4	$7,353
Accounts receivable, net	611	1,049
Inventories	1,133	880
Prepaid expenses and other assets	96	171

Total current assets	1,844	9,453
PROPERTY AND EQUIPMENT, Net	1,977	1,868
INTANGIBLE AND OTHER ASSETS, Net	4,911	4,926

TOTAL ASSETS	$8,732	$16,247

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$896	$842
Accrued interest	101	—
Accrued interest to shareholder	—	530
Accrued liabilities	211	378
Line of credit	—	711
Deferred compensation to shareholder	—	200
Current portion of notes payable to shareholder	—	1,326
Current portion of notes payable	808	250

Total current liabilities	2,016	4,237
LONG-TERM LIABILITIES:
Convertible notes payable to shareholder	2,135	—
Notes payable to shareholder	1,326	—
Notes payable	2,500	500
Accrued interest to shareholder	429	—
Deferred compensation to shareholder	200	—

Total long-term liabilities	6,590	500
TOTAL LIABILITIES	8,606	4,737

REDEEMABLE PREFERRED STOCK	450
SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock	5,285	14,180
Additional paid-in capital	622	6,485
Notes receivable from shareholders for common stock	(94)	(58)
Deferred compensation expense	(172)	(85)
Accumulated deficit	(5,965)	(9,012)

Total shareholders’ equity (deficit)	(324)	11,510

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,732	$16,247

microHelix, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2000	2001	2000	2001

	(Unaudited)
SALES:
Wire and cable	$1,144	$1,429	$3,297	$5,461
Government contracts	321	55	961	761

Total sales	1,465	1,484	4,258	6,222
COST OF SALES:
Wire and cable	803	1,848	2,922	5,551
Government contracts	198	85	507	471

Total cost of sales	1,001	1,933	3,429	6,022

Gross profit (loss)	464	(449)	829	200

OPERATING EXPENSES:
Research and development	113	21	212	101
Sales and marketing	57	179	270	452
General and administrative	597	659	1,748	1,787

Total operating expenses	767	859	2,230	2,340

LOSS FROM OPERATIONS	(303)	(1,308)	(1,401)	(2,140)
OTHER INCOME (EXPENSE):
Interest income	—	13	3	17
Interest expense and finance charges	(146)	(417)	(312)	(758)
Interest expense to shareholder	(83)	(42)	(358)	(166)

Other expense, net	(229)	(446)	(667)	(907)

NET LOSS	$(532)	$(1,754)	$(2,068)	$(3,047)

Net loss per share, basic and diluted	$(0.38)	$(0.63)	$(1.55)	$(1.82)
Weighted average shares outstanding, basic and diluted	1,396	2,786	1,332	1,675